Exhibit C-1

                                             September 29, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  National Grid Transco plc, File No. 70-10236

Dear Sir or Madam:

     National Grid Transco plc ("NGT"), and certain of its direct and indirect subsidiaries have applied to the Securities and Exchange Commission ("Commission") in the above-referenced filing (the "Application") for an order permitting the financing program of the NGT group and certain other transactions under the Public Utility Holding Company Act of 1935, as amended (the "Act").

     As counsel for NGT and its subsidiary companies, we deliver this opinion to you for filing as Exhibit C-1 to the Application.

     Helen Mahy holds a practicing certificate issued by the Bar Council of England and Wales, the place of incorporation of NGT. Ms. Mahy is not a member of the bars of any other country, or any states of the United States, in which certain NGT subsidiaries are incorporated or qualified to do business, and does not hold herself out as an expert in the laws of such states. Kirk Ramsauer is a member of the bar of Massachusetts, the state in which National Grid USA is headquartered. Mr. Ramsauer is not a member of the bars of any other states in which certain of the NGT subsidiaries are incorporated or qualified to do business, and does not hold himself out as an expert in the laws of such states. For purposes of this opinion, to the extent necessary, Ms. Mahy and Mr. Ramsauer have relied on advice from counsel employed or retained by NGT, including, LeBoeuf, Lamb, Greene & MacRae, L.L.P., with respect to matters under the Act.

     In connection with this opinion, we or attorneys in whom we have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:


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     (i)  the Commission shall have duly entered an appropriate order or orders with respect to the transactions proposed in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder, and such transactions are consummated in accordance with the Application and the Commission's orders,

     (ii) the transactions proposed in the Application shall have been duly authorized and approved, to the extent necessary, by any regulatory agency or court with jurisdiction over the proposed transactions, and by the boards of directors or other governing bodies of the Applicants,

     (iii) Applicants shall have obtained all consents, waivers and releases, if any, required for the transactions described in the Application under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits,

     (iv) appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid,

     (v) each of the Applicants will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled, and

     (iv) no act or event shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, we are of the opinion that in the event the proposed transactions are consummated in accordance with the Application:

     (a) all state laws applicable to the transactions proposed in the Application will have been complied with,

     (b) (i) the issuer of any securities being issued, sold, acquired, guaranteed or modified, as provided in the Application, will be validly organized and duly existing, (ii) such securities will, in the case of stock, be validly issued, fully paid and nonassessable, or, if not immediately fully paid and nonassessable, the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges, and (iii) such securities will, in the case of debt securities, be valid and binding obligations of the issuer or guarantor in accordance with their terms;

     (c) the Applicants will legally acquire any securities or assets being acquired, as provided in the Application, and


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     (d)  the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

     This opinion is solely for the use of the Commission in connection its review of the above-referenced Application, it may not be relied upon by the Commission for any other purpose and it may not be relied upon by others for any purpose. We hereby consent to the filing of this opinion as an exhibit to the Application.

                                    Very truly yours,

                                    /s/ Helen Mahy
                                    ------------------
                                    Helen Mahy
                                    Group Company Secretary and General Counsel
                                    National Grid Transco plc



                                    /s/ Kirk L. Ramsauer
                                    --------------------
                                    Kirk L. Ramsauer
                                    Deputy General Counsel
                                    National Grid USA




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